Exhibit 10.4

CARING BRANDS, INC

EMPLOYMENT AGREEMENT – EXEMPT EMPLOYEE

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 1, 2024, (the “Effective Date”), between Caring Brands Inc., a Nevada corporation, whose principal place of business is 1061 E Indiantown Rd, Suite 110, Jupiter, FL 33477 (the “Company”, or “Employer”) and Brian John, an individual whose mailing address is 16142 Cadence Pass, Jupiter, FL 33478 (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company and to enter into a formal employment agreement for the benefit and protection of all parties.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

1.	Recitals. The above recitals are true, and correct, and are herein incorporated by reference.

2.	Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.	Duties and Responsibilities. During the term of this Agreement, the Employee shall serve as Chief Investment Officer of the Company.

4.	Term. The term of employment hereunder will commence on April 1, 2024, and continue for a period of two (2) years, which shall auto-renew for successive two (2) year periods unless terminated in accordance herewith (collectively the “Term”).

5.	Compensation and Benefits.

a.	Salary. During the Term of this Agreement, the Employee shall be paid an initial base salary (the “Base Salary”) paid twice monthly, at an annualized rate of Two Hundred Fifty Thousand ($250,000). Employee will accrue $75,000 until the company completes its IPO listing. The base salary shall increase by 10% each calendar year thereafter for the duration of the Term of this agreement.

b.	Bonus. The Company shall pay the Employee an annual bonus (the “Bonus”) based on targets (the “Bonus Targets”) set forth below and established by mutual agreement. The Bonus amount shall be determined by the compensation committee. Upon each subsequent year’s anniversary of employment, new Bonus Targets shall be established.

i.	Bonus Targets. See Appendix B.

c.	Pay Increase. The Employee’s base salary may be increased at any time, at the Company’s sole discretion, based on the Employee’s performance, contributions to the Company, and other factors deemed relevant by the Employer. Any such increase shall be communicated to the Employee in writing and shall take effect on a date determined by the Employer.

d.	Cost of Living Adjustment. The Employee’s base salary shall be subject to an annual Cost of Living Adjustment (the “COLA”) based on the Consumer Price Index (CPI) for All Urban Consumers (CPI- U) for the previous year. The COLA shall be calculated as a percentage increase and shall take effect on the first day of each calendar year.

e.	Stock Options. Under this Agreement, the Employee’s compensation may include either stock options or restricted stock. Specific details about the issuance of these equity awards, such as the grant date, vesting schedule, and strike price, will be available in Appendix A. Please refer to this appendix and the 2024 Omnibus Equity Incentive Plan for more information.

f.	Benefits. Upon signing this Agreement, the Employee becomes eligible for mandatory employee benefits required by law and other benefits the Company may offer. Benefits may include health, life, and disability insurance coverage, a 401(k) plan, and an Employee Stock Ownership Plan. The Company can update or modify its offerings at any time, and the Employee will be notified of any changes. For more information, refer to the Caring Brands Employee Handbook.

g.	Vacation. The Company offers its employees two different time-off plans: Paid Time Off (PTO) and Responsible Time Off (RTO). The RTO plan is offered to benefit-eligible exempt employees in the United States, while the accrued PTO plan is offered to non-exempt (hourly) employees in the United States. Please refer to the Caring Brands Employee Handbook for specific details on each plan, including eligibility criteria and accrual rates. We are committed to providing our employees with comprehensive and competitive benefits packages, including generous time off policies, to support their well-being and work-life balance.

h.	Holidays. The Company shall provide the Employee with a certain number of paid holidays each calendar year, as determined by the U.S. federal holidays designated by Congress. While the specific observance dates may change from year to year, all Federal bank and market holidays shall be observed by the Company as paid vacation days.

i.	Business Expense Reimbursement. During the term of employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company for its employees) in performing services hereunder, provided the Employee properly accounts therefor.

j.	Cell Phone Usage Reimbursement. The Employee will receive a $125 monthly stipend for business use of their personal cell phone. The stipend doesn’t cover the device cost or the full monthly bill. To qualify, the Employee must agree to the Bring Your Own Device Policy. This policy covers data protection, security, and acceptable use. By accepting the stipend, the Employee agrees to comply with the policy and use their phone in line with company standards.

6.	Consequences of Termination of Employment.

a.	Death. This Agreement and the Employee’s employment hereunder shall be terminated by the death of the Employee and all vested but unexercised Options shall remain exercisable by the Employee’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee, through the term of such Option.

b.	Disability. In the event of the Employee’s disability, as hereinafter defined, the Employee shall be entitled to compensation in accordance with the Company’s disability compensation practice for Employees.

c.	Termination by the Company for Cause.

i.	Nothing herein shall prevent the Company from terminating Employment for “Cause,” as hereinafter defined. The Employee shall continue to receive the Base Salary through the date of such termination and any vested Stock Options shall remain exercisable pursuant to the terms of such grants.

ii.	“Cause” shall mean and include those actions or events specified below in subsections (A) through (D) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) committing or participating in an injurious act of, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; or (D) the Employee being charged with or a conviction of an act or acts constituting a felony under the laws of the United States or any state thereof. Any other termination shall be deemed a termination “Other than for Cause.”

d.	Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Employee’s employment for whatever reason it deems appropriate: On the date of termination, the Employee’s unexercised vested Stock Options shall remain exercisable by the Employee through the term of such Options. On the date of termination, the Company shall pay to Employee the following benefits at the times specified below: (A) all Earned Compensation (to be paid on the date of termination), (B) an amount equal to six (6) months Base Salary (the “Without Cause Severance Pay”), (C) an amount equal to all accrued and unpaid annual incentive bonuses relating to any prior years, if any, at the time of Employee’s termination of employment, (D) all Reimbursable Expenses, (E) reimbursement of insurance premiums payable to continue Employee’s group health for a period of six (6) months from the date of termination, including coverage pursuant to the provisions of COBRA, if applicable, and, (F) a pro-rata portion of any annual incentive bonus becoming earned on performance for the fiscal year in which the date of termination occurs.

e.	Voluntary Termination. In the event, the Employee terminates the Employee’s employment of the Employee’s own volition, on the date of termination the Employee’s unexercised vested Stock Options shall remain exercisable by the Employee through the term of such Options.

f.	Change of Control: In the event of loss of employment due to Change of Control, employee will be entitled to all owed salary and benefits, as per the terms of Section 6(d), Termination by the Company Other than for Cause.

7.	Restrictive Covenant and Non-Disclosure of Information.

a.	Restrictive Covenant. The Employee acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money, and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Employee’s employment is terminated by reason of disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c) or if the Employee voluntarily terminates this Agreement pursuant to Section 6(e), then the Employee agrees that during the Restricted Period and within the Restricted Area, the Employee will not, directly or indirectly, solicit, induce or influence any of the Company’s Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company and shall not solicit any current employee of the Company to offer them employment away from the Company.

b.	Non-Disclosure of Information. In the event Employee’s employment has been terminated, Employee agrees that, during the Restricted Period, Employee will not knowingly use or disclose any Proprietary Information of the Company for the Employee’s own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term “Proprietary Information” shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of the Company’s business, or is a customer list or similar list of persons engaged in business activities with the Company, or if the same is otherwise in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirements. Employee further agrees that in the event his employment is terminated all Documents in his possession at the time of his termination shall be returned to the Company at the Company’s principal place of business.

c.	Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.	Company’s Clients. The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations or other business organizations with whom the Company has conducted business.

e.	Competitive Business Activities. The term “Competitive Business Activities” as used herein shall be deemed to mean the business of the Company at the time of termination.

f.	Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, because of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

g.	Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Employee’s employment with the Company.

h.	Remedies.

i.	The Employee acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 7(a) or (b), the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

ii.	The Employee acknowledges that the granting of a temporary injunction, temporary restraining order, or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.	Indemnification. The Employee shall continue to be covered by the Certificate of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Employee’s employment with the Company, subject to all the provisions of Nevada and Federal law and the Certificate of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by the Certificate of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company’s Certificate of Incorporation, and Nevada law. To the extent that any such payments by the Company pursuant to the Company’s Certificate of Incorporation and/or Bylaws may be subject to repayment by the Employee pursuant to the provisions of the Company’s Certificate of Incorporation or Bylaws, or pursuant to Nevada or Federal law, such repayment shall be due and payable by the Employee to the Company within three (3) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Employee’s employment with the Company and as to which Employee has been covered by such applicable provisions.

9.	Background. Caring Brands understands the importance of creating a safe and secure work environment for all employees. As such, the Company reserves the right to conduct background investigations and/or reference checks on all potential employees. Please note that any job offer extended by the Company is contingent upon the successful completion of such checks.

10.	Policies. Caring Brands employees are expected to follow the company’s rules and standards to create a safe and respectful workplace for everyone. To ensure compliance with these standards, employees will receive a copy of the Caring Brands Employee Handbook, along with other relevant company policies, such as Regulation FD and Insider Trading Policies. The employee acknowledges that the terms of this contract are subject to and incorporate the policies and procedures set forth in the company’s employee handbook and any other applicable policies, which the employee agrees to review and abide by. The contract will not become effective until the employee signs and acknowledges receipt of the employee handbook and any other applicable policies.

11.	Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

12.	Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

13.	Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

14.	Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

16.	Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer, or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

17.	Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city, or other political subdivision in which the Employee is located.

18.	Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

19.	Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.	Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

21.	Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase, or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

22.	Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorney’s fees at all trial and appellate levels, expenses, and costs.

23.	Venue. The Company and the Executive acknowledge and agree that the 15th Judicial Circuit of Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

24.	Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

25.	Superseding Agreement. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, and constitutes the entire understanding between the parties. Any changes to this Agreement must be in writing and signed by both parties. If there is any conflict between this Agreement and any other document or agreement related to the subject matter, this Agreement shall prevail.

26.	Approval of Named Officers. Notwithstanding any provision to the contrary, any compensation, incentive, or benefit arrangement for Named Officers of the company shall be deemed effective only upon the express approval of the Board of Directors, following a recommendation from the Compensation Committee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

THE COMPANY

CARING BRANDS, INC.

By:	/s/
Glynn Wilson, CEO\\

THE EMPLOYEE

/s/
Brain John

APPENDIX A

EQUITY COMPENSATION DETAILS

This appendix contains additional information about the Employee’s compensation through the issuance of either stock options or restricted stock. Please refer to this appendix for a detailed description of the grant date, vesting schedule, and strike price for these equity awards.

Intentionally left blank

APPENDIX B

ADDITIONAL COMPENSATION

This appendix contains additional information about the Employee’s additional compensation and/or pay increases linked to predetermined milestones.

Successful IPO listing, successful Money Raises, Successful M&A transactions and Revenue Bonus as outlined below.

Bonus:	Based on company’s annual revenue; Formula (as defined below)

a)	5% of the first $1 million

b)	4% of the second $1 million

c)	3% of the third $1 million

d)	2% of the fourth $1 million

e)	1% of everything thereafter (above $4 million)

f)	Total bonus will be capped at $2 million annually